EXHIBIT 21.1

CONTANGO OIL & GAS COMPANY

Subsidiary List – June 30, 2003

Contango Operators, Inc.

REX Offshore Corporation

Republic Exploration LLC (33.3% owned by REX Offshore Corporation)

MOE Offshore Corporation

Magnolia Offshore Exploration LLC (50% owned by MOE Offshore Corporation)

COE Offshore, LLC

Contango Offshore Exploration LLC (66.7% owned by COE Offshore Corporation)

Contango Onshore Exploration & Production Company (Inactive)

Contango Sundance, Inc.

Contango STEP I, Inc.

Contango STEP II, Inc.

Contango STEP, LP